Exhibit 10.15

                      1998 DIRECTORS COMPENSATION PLAN AMENDMENT NO. 1

      WHEREAS, the 1998 Directors' Compensation Plan provides that each Participant be awarded a number of whole shares of Common Stock having an aggregate Fair Market Value equal to, or most nearly equal to, $10,000; and

      WHEREAS,  this award is to be  granted on the date of each  meeting of the
      Board   immediately   following  the  annual   meeting  of  the  Company's
      shareholders; and

      WHEREAS, the Governance and Nominating Committee has recommended to the Board of Directors that Article VI, 6.01 of the 1998 Directors' Compensation Plan, be amended to award each Participant a number of whole shares of Common Stock having an aggregate Fair Market Value equal to, or most nearly equal to, $12,500; and

      THEREFORE BE IT RESOLVED, that the Board of Directors adopts and approves the amendment to Article VI, 6.01 of the 1998 Directors' Compensation Plan as set forth below and to be effective immediately following the Company's 1999 annual shareholders meeting:

                                      Article VI
                                 Stock Award Program
            6.01 Awards
            Beginning in 1999 and during the term of the Plan, on the date of each meeting of the Board immediately following the annual meeting of the Company's shareholders, each Participant shall be awarded a number of whole shares of Common Stock having an aggregate Fair Market Value equal to, or most nearly equal to $12,500.